Exhibit 1A-6L

AHP SERVICING, LLC

PHANTOM STOCK AGREEMENT

This is an Agreement by and between AHP Servicing, LLC, a Delaware limited liability company (the "Company"), and Renee Giannos (the "Executive")

Background

The Company has adopted a Phantom Stock Plan and wishes to make an award to the Executive.

NOW THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1.        Terms of Plan. This Agreement is subject to, and the Company and the Executive agree to be bound by, all of the terms and conditions of the Company's Phantom Stock Plan (the "Plan"), as the Plan may be amended from time to time in accordance with its terms. the Executive acknowledges that he or she has received a copy of the Plan and understands its terms and conditions. the Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in the Plan.

2.          Award. The Company hereby awards to the Executive (the "Award") Two Hundred Fifty Five (255) shares of Phantom Stock (the "Shares") pursuant to the Plan.

3.         Vesting. Subject to the terms of the Plan, one-third (1/3) of the Shares shall vest on July 1, 2020, one-third (1/3) of the Shares shall vest on July 1, 2021, and one-third (1/3) of the Shares shall vest on July l, 2022.

4.          Dilution. The Executive acknowledges that should the Company issue additional Phantom Shares, actual shares, and/or other forms of equity-based compensation, the Shares may be "diluted" in the sense that they will represent a smaller share of the value of the Company.

5.         Payment of Taxes. The Executive shall be responsible for the payment of all taxes associated with. the Award.

6.         Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon the Executive the right to continued employment with the Company or any subsidiary, or interfere in any way with the rights of the Company or any subsidiary to terminate the Executive's employment at any time, with or without notice, and with or without cause.

7.          No Liability for Good Faith Determinations. The Company and the members of the Committee or the Board shall not be liable for any act, omission, or determination taken or made in good faith with respect to this Agreement or the Award granted hereunder.

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8.          No Guarantee. The Company does not guarantee that the Award or the Shares have any particular value, or that their value on the date of this Agreement will not decline.

9.          Information Confidential. The Executive shall keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, relating to the terms and conditions of this Agreement, provided that such information may be disclosed as required by law.

10.        Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

11.        Headings. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

12.       Governing Law. The Agreement shall be governed by the internal laws of Illinois without giving effect to the principles of conflicts of laws. Any dispute under this Agreement shall be adjudicated in the Federal or Illinois courts located in or most geographically convenient to Cook County, Illinois.

13.        No Waiver. The Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.

14.       Section 409A. The Company intends that the Plan and this Agreement comply with the requirements of section 409A of the Code to the extent applicable and they shall be operated and interpreted consistent with that intent.

15.        Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.        Acknowledgement. The Executive acknowledges and agrees that (i) he or she is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the "Company Parties") of the current or future value of the Shares; (ii) he or she is not relying upon any tax advice from the Company Parties; and (iii) in deciding to enter into this Agreement, he or she is relying on his or her own judgment and the judgment of the professionals of his or her choice.

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IN WITNESS WHEREOF, AHP Servicing, LLC has adopted this Plan as of the date first written above.

AHP SERVICING, LLC

By: /s/ DeAnn O’Donovan
DeAnn O’Donovan, President & CEO
5/2/19

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